WELLS FARGO
Corporate Trust Services
MAC R1204-010
9062 Old Annapolis Road Columbia, MD 21045
Tel: 410 884 2000
Fax: 410 715 2380
US Bank N.A.
190 South LaSalle Street
7th Floor
Mail Code: MK-IL-SL7R
Chicago, Illinois 60603
Re:
Annual Statement of Compliance for GS Mortgage Securities Corporation II Commercial
Mortgage Pass-Through Certificates, Series 2014-GC20
Per the Pooling and Servicing Agreement dated as of April 1, 2014 (the "Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator
("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2015 (the
"Reporting Period"):
(a)
A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and
(b)
To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the
Reporting Period.
March 1, 2016
/s/ Brian Smith
BRIAN SMITH
Vice President
Wells Fargo Bank, N.A.